Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prospect Capital Corporation and Subsidiaries
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated August 27, 2019, relating to the consolidated financial statements of Prospect Capital Corporation and Subsidiaries, which is also incorporated by reference in this registration statement filed on February 13, 2020.

We also consent to the use of our report dated September 12, 2019, except for Notes 10, and 12 - 18, as to which the date is February 13, 2020, relating to the Senior Securities table on pages 24 - 27 of this Registration Statement, which is contained as Exhibit (n)(3) to the Registration Statement, and reference to our firm under the captions "Senior Securities" and “Independent Accounting Firms.”

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

February 13, 2020